Exhibit 10.41

November 16, 2015
Mary Sue Patchett
111 Westwood Place, Suite 400
 Brentwood, TN 37027
Re:            Severance Pay Policy
Dear Ms. Patchett:
Reference is made the Brookdale Senior Living Inc. ("Brookdale") Severance Pay Policy, Tier I dated as of August 6, 2010, as amended by that certain Amendment No. 1 to Severance Pay Policy, Tier I dated as of April 23, 2015 and that certain Amendment No. 2 to Severance Pay Policy, Tier I dated as of August 3, 2015 (the "Severance Policy").  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Severance Policy.
You currently participate in the Severance Policy as an "Other Eligible Employee."  On the terms and conditions set forth in this letter, Brookdale desires to provide you the benefit described below in addition to the benefits to which you would otherwise be entitled under the Severance Policy as an Other Eligible Employee.
Additional Benefit
If your Separation from Service occurs on or before December 31, 2016 and at the time of such Separation from Service you are entitled to Severance Pay pursuant to Section 4(a)(ii) of the Severance Policy, then in addition to such Severance Pay you shall be eligible to receive twelve (12) months' salary at your current rate of base salary in effect at the Separation from Service (the "Additional Amount").  The Additional Amount shall be treated as, and subject to the terms and conditions associated with, "Severance Pay" under the Severance Policy; provided, however, that the Severance Pay Period shall not be affected by the payment of the Additional Amount.
You shall have no right to receive, and Brookdale shall have no obligation to pay, the Additional Amount if your Separation from Service occurs after December 31, 2016 or at the time of such Separation from Service you are not entitled to Severance Pay pursuant to Section 4(a)(ii) of the Severance Policy.
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If you desire to accept the terms set forth above, please confirm your agreement to the foregoing by executing and delivering this letter to me.

Sincerely,

Brookdale Senior Living Inc.

By:	/s/ Glenn O. Maul
Name: Glenn O. Maul
Title: Chief People Officer

ACKNOWLEDGED AND AGREED
 as of November 30, 2015:

/s/ Mary Sue Patchett
 Mary Sue Patchett